Exhibit 8

               [Letterhead of Stevens & Lee, P.C.]

                      [FORM OF TAX OPINION]

                   _____________________, 2000

Board of Directors
Peoples First, Inc.
24 South Third Street, P.O. Box 500
Oxford, PA 19363-0500

Board of Directors
The Peoples Bank of Oxford
24 South Third Street, P.O. Box 500
Oxford, PA 19363-0500

Re:  Formation of Peoples First, Inc. and acquisition by Peoples
     First, Inc. of all of the outstanding common stock of The
     Peoples Bank of Oxford

Gentlemen:

     You have requested our opinion in connection with the following transactions (collectively, the "Reorganization") contemplated by the Agreement of Reorganization and Merger (the "Reorganization Agreement"), dated as of February 15, 2000, between and among Peoples First, Inc. ("Holding Company"), The Peoples Bank of Oxford (the "Bank"), and Peoples First Interim Bank ("Interim Bank"), pursuant to which:

     (i)   the Bank will cause Holding Company to be formed;

     (ii) Holding Company will form and initially acquire all of the outstanding Interim Bank Common Stock;

     (iii) Interim Bank will merge with and into the Bank (the
           "Bank Merger"), with the Bank surviving such merger and acquiring all of the assets of Interim Bank (if any);

     (iv)  all of the outstanding shares of Interim Bank Common
           Stock will, automatically and by operation of law, be converted into the number of shares of Bank Common
           Stock issued and outstanding immediately Stock with respect to which dissenters' rights are exercised and perfected;

     (v) each outstanding share of Bank Common Stock (other than the Bank Common Stock constructively issued under Clause (iv) and any Bank Common Stock surrendered in accordance with the exercise of dissenters' rights) will, automatically and by operation of law, be converted into one share of Holding Company Common Stock;

     (vi)  each outstanding share of Holding Company Common
           Stock (other than the stock issued under Clause (v)) will, automatically and by operation of law, be canceled; and

     (vii) the Bank's name will be changed to Peoples First
           Bank.

No fractional shares of Bank Common Stock are outstanding.
Accordingly, no fractional shares of Holding Company Common
Stock will be issued pursuant the Reorganization. Bank shareholders will be entitled to exercise dissenters' rights in connection with the Reorganization by complying with the requirements of applicable law.

As a result of the foregoing, the Bank will become a wholly-owned subsidiary of Holding Company, and all of the outstanding shares of Holding Company Common Stock will initially be owned by the shareholders of the Bank immediately prior to the Bank Merger.

     This opinion is being furnished pursuant to Section 8.6 of the Reorganization Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Reorganization Agreement and its exhibits.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the exhibits thereto, and such other documents as we
Board of Directors, Peoples First, Inc. Board of Directors, have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of the Bank, including certain written representations of the management of the Bank annexed hereto. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the Code, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue
Service, and such other authorities as we have deemed relevant.

     Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

     1.  The Reorganization (a) will constitute a
"reorganization" within the meaning of Code Section
368(a)(1)(A), and (b) will not be disqualified by reason of the fact that stock of Holding Company is issued in the transaction, as permitted by Code Section 368(a)(2)(E).

     2.  Holding Company, the Bank and Interim Bank will each be
"a party to a reorganization" within the meaning of Code Section
368(b).

     3. No gain or loss will be recognized by Holding Company on the constructive receipt of Bank Common Stock in exchange for Interim Bank Common Stock converted in the Reorganization.

     4. The basis of the Bank Common Stock to be received by Holding Company in the Reorganization will be determined pursuant to Treasury Regulation Section 1.358-6(c)(2).

     5. No gain or loss will be recognized by the Bank or Interim Bank solely by reason of the transfer of Interim Bank's assets (if any) to the Bank in the Bank Merger.

     6. The basis of Interim Bank's assets (if any) in the hands of the Bank will be the same as the basis of such assets in the hands of Interim Bank immediately prior to the Bank
Merger.

     7. The holding period of Interim Bank's assets (if any) in the hands of the Bank will include the period during which such assets were held by Interim Bank.

     8. No gain or loss will be recognized by the shareholders of the Bank on the constructive receipt of Holding Company
Common Stock in exchange for Bank Common Stock converted in the Reorganization.

     9. The basis of the Holding Company Common Stock constructively received by the Bank shareholders in the Reorganization will be the same as the basis of the Bank Common
Stock converted in the Reorganization.

     10. The holding period of the Holding Company Common Stock constructively received by the Bank shareholders in the Reorganization will include the period during which they held their Bank Common Stock, provided the shares of Bank Common Stock are held as a capital asset on the Effective Date of the Reorganization.

     We call your attention to the fact that certain portions of this opinion relating to the federal income tax treatment of Bank shareholders may not be applicable to persons who received their Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

Except as set forth above, we express no other opinion as to the tax consequences of the Reorganization and related transactions to any party under federal, state, local or foreign laws.

                              Very truly yours,

                              STEVENS & LEE



                   THE PEOPLES BANK OF OXFORD
                      OFFICER'S CERTIFICATE

     The undersigned authorized officer of The Peoples Bank of Oxford (the "Bank"), in connection with the opinion to be delivered by Stevens & Lee, P. C., as to certain of the federal income tax consequences of a series of related transactions (collectively, the "Reorganization") pursuant to which (i) the Bank will become a wholly-owned subsidiary of Peoples First, Inc. ("Holding Company"), and (ii) the present shareholders of the Bank will become the shareholders of Holding Company, all as more particularly set forth in the Agreement and Plan of Reorganization, dated as of February 15, 2000, between and among the Bank, Holding Company and Peoples First Interim Bank ("Interim Bank"), and the exhibits thereto, and recognizing that such law firm will rely on this Certificate in delivering such opinion, hereby certifies on behalf of the Bank, Holding Company and Interim Bank, to the best knowledge and belief of the management of the Bank, at all times up to and including the effective date of the Reorganization, that:

     1. The fair market value of the Holding Company common stock to be constructively received by each Bank shareholder will be approximately equal to the fair market value of the Bank common stock exchanged therefor.

     2. There is no plan or intention on the part of the Bank's shareholders to sell, exchange, or otherwise dispose of, to the Bank, Holding Company and/or any person related to either of them, as determined under Treasury Regulation Section 1.368-1(e), a number of shares of Holding Company common stock to be received in the Reorganization that would reduce such shareholders' ownership of Holding Company common stock to a number of shares having a value, as of the effective date of such Reorganization, of less than 50% of the value of all of the formerly outstanding Bank common stock as of the same date. For purposes of this representation, shares of Bank common stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization (including shares surrendered pursuant to the exercise of dissenters' rights) will be taken into account.

     3. Following the Reorganization, the Bank will hold (i) at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and (ii) at least 90% of the fair market value of Interim Bank's net assets (if any) and at least 70% of the fair market value of Interim Bank's gross assets (if any) held immediately prior to the Reorganization. For purposes of this representation, amounts paid to dissenters, amounts used to pay Reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) will be included as assets of the Bank or Interim Bank, as the case may be, immediately prior to the Reorganization.

     4. Prior to the Reorganization, Holding Company will be in control of Interim Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     5. The Bank has no plan or intention to issue additional shares of its stock that would result in Holding Company losing control of the Bank within the meaning of Code Section 368(c).

     6. Holding Company has no plan or intention to reacquire any of its stock issued in the Reorganization.

     7. Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank, except for transfers of stock to corporations controlled by Holding Company within the meaning of Code Section 368(c); or to cause the Bank to sell or otherwise dispose of any of its assets or the assets acquired from Interim Bank (if any), except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by the Bank within the meaning of Code Section 368(c).

     8. Interim Bank will have no liabilities assumed by the Bank, and it will not transfer to the Bank any assets subject to liabilities.

     9. Following the Reorganization, the Bank will continue its historic business or use a significant portion of its historic business assets in a business.

     10. Except as otherwise provided in the Reorganization
Agreement, Holding Company, Interim Bank, the Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Reorganization.

     11. There is no intercorporate indebtedness existing between Holding Company and the Bank that was issued, acquired, or will be settled at a discount.

     12. In the Reorganization, shares of Bank stock representing control of the Bank, as defined in Code Section
368(c), will be exchanged solely for voting stock of Holding
Company.

     13. On the effective date of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect Holding Company's acquisition or retention of control of the Bank, as defined in Code Section 368(c).

     14. Holding Company does not own, nor has it owned during the past five years, any shares of the stock of the Bank.

     15. No two parties to the Reorganization are "investment companies" as defined in Code Sections 368(a)(2)(F)(iii) and
(iv).

     16. On the effective date of the Reorganization, the fair market value of the assets of the Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

     17. The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section
368(a)(3)(A).

     18. None of the compensation received by any shareholder-employees of the Bank will be part of the consideration for the Bank common stock. The compensation to be paid to shareholder-employees under any employment agreement will be for services actually rendered and will be commensurate with amounts paid by third parties bargaining at arm's length for similar services. None of the stock to be received by any shareholder-employee of the Bank is separate consideration for any compensation owed to such shareholder-employee.

     IN WITNESS WHEREOF, I have, on behalf of the Bank, Holding
Company and Interim Bank, signed this certificate as of the ____ day of __________, 2000.

                              THE PEOPLES BANK OF OXFORD



                              By: ____________________________
                              Name:  George C. Mason
                              Title: Chief Executive Officer